Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: Immediate

Investors & Media:	Jeff Scipta	+1 312 861 5930

JBT Corporation Reports Full-Year 2017 Results
Continues to Post Double-Digit Sales and Earnings Gains

Full-Year 2017 Highlights:

◦	Revenue of $1.6 billion, up 21 percent from 2016

◦	Diluted earnings per share from continuing operations of $2.58; adjusted EPS of $3.10, up 21 percent

◦	Inbound orders of $1.7 billion, ahead 23 percent

2018 Outlook:

◦	Expects 2018 revenue growth of 10 - 13 percent, including organic growth of 7 - 8 percent and 2 - 3 percent growth from completed acquisitions

◦	Anticipates operating margin expansion of 100 - 125 basis points

◦	Projects 2018 earnings per share of $3.85 - $4.05

CHICAGO, February 26, 2018-JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the fourth quarter and full-year 2017.
Full Year 2017
Revenue increased 21 percent from 2016, comprised of 8 percent organic growth and 13 percent growth from acquisitions. Net income of $80.5 million included a one-time tax charge of $15.5 million. Adjusted EBITDA increased 29 percent to $199.2 million, representing a 76 basis point margin expansion from 2016.
Diluted earnings per share from continuing operations was $2.58 for 2017 compared to $2.28 for 2016. Adjusted diluted earnings per share from continuing operations was $3.10 for 2017 compared with $2.56 for 2016. Reported results in 2017 include a one-time tax charge of $15.5 million associated with the passage of the “Tax Cuts and Jobs Act” and restructuring expense of $1.7 million. Reported results in 2016 included restructuring expense of $12.3 million.

“JBT delivered double-digit growth in 2017 and performed well against the framework of our three-year Elevate strategy,” said Tom Giacomini, Chairman, President and Chief Executive Officer. “We have positioned the company for continued strong performance in 2018 and beyond and are optimistic about our outlook based on robust market demand and further margin improvements.”

Orders and Backlog
For 2017, inbound orders of $1.7 billion increased 23 percent from 2016, reflecting a gain of 29 percent at FoodTech and a 9 percent increase at AeroTech. Backlog expanded 12 percent from 2016.
Investment for Growth

During 2017, JBT completed acquisitions of Avure, a major provider of cutting edge, high pressure processing solutions; PLF, which makes food and beverage filling systems; and AMSS, a manufacturer of military aviation equipment. “All three acquisitions enhance JBT’s ability to provide comprehensive customer solutions,” stated Giacomini.

In the first quarter of 2018, JBT acquired Schröder Maschinenbau GmbH & Co. KG (“Schröder”) headquartered in Werther, Germany. “The addition of Schröder solidifies JBT’s position in the marinating and injection portion of the protein value chain,” added Giacomini.

Fourth Quarter 2017

Fourth quarter 2017 revenue increased 19 percent from the year-ago period, comprised of 6 percent organic growth, 11 percent growth from acquisitions, and a 2 percent foreign exchange benefit. Net income of $19.4 million included a one-time tax charge of $15.5 million. Adjusted EBITDA of $67.6 million increased 39 percent, representing a 200 basis point margin expansion from the year-ago period.
“We achieved record margins in the fourth quarter of 2017, although slightly below our expectations,” said Brian Deck, JBT Executive Vice President and Chief Financial Officer. “FoodTech faced some operational inefficiencies, which we expect to resolve by the end of the first quarter of 2018. We also incurred acquisition-related costs we had not factored into our guidance.”
Diluted earnings per share from continuing operations was $0.61 for the fourth quarter of 2017 compared with $0.78 in the fourth quarter of 2016. Excluding tax-related adjustments and restructuring charges, adjusted diluted earnings per share from continuing operations was $1.10 compared with $0.85 in the year-ago period.
Tax Reform

As a result of the U.S. Tax Reform signed into law in December 2017, JBT recognized a one-time tax charge of $15.5 million in the fourth quarter of 2017. Half of this charge related to a repatriation tax on accumulated overseas earnings. The other half arose primarily from revaluing net deferred tax assets due to the lower statutory tax rate. For 2018, JBT expects a tax rate of approximately 27 percent, excluding any discrete items.

2018 Outlook

For 2018, the Company anticipates revenue growth of 10 - 13 percent, reflecting organic growth of 7 - 8 percent, 2 - 3 percent from completed acquisitions, and a net benefit of 1 - 2 percent from adoption of the new ASC 606 revenue recognition standard.

JBT forecasts diluted earnings per share from continuing operations in the range of $3.85 - $4.05 in 2018 with operating margin expansion of 100 to 125 basis points. The Company anticipates a new restructuring program in 2018. Details of the program and the impact on earnings guidance will be available at the time of the first quarter 2018 earnings release. The current guidance includes a benefit of $0.18 - $0.20 per share from a lower tax rate associated with U.S. Tax Reform.

For the first quarter of 2018, the Company projects revenue growth of approximately 8 percent and diluted earnings per share from continuing operations of $0.32 - $0.36. JBT expects the first quarter to be impacted by project-related timing, the resolution of aforementioned operational inefficiencies, and higher R&D spending on new product development. JBT expects a discrete tax benefit in the second quarter of 2018 associated with stock compensation of an estimated $4 million, or $0.12 per share, subject to the stock price at the time of vesting. Similarly, in the first quarter of 2017, the Company recorded a discrete tax benefit of $5.8 million, or $0.19 per share.

2017 Earnings Conference Call
A conference call is scheduled for 10:00 a.m. EST on Tuesday, February 27, 2018 to discuss 2017 financial results. Participants may access the conference call by dialing (833) 238-7952 in the U.S. and Canada or (647) 689-4200 for international callers and using conference ID 5389578, or through the Investor Relations link on our website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. EST on February 27, 2018.
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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 5,800 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.
This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue	$483.7	$405.0	$1,635.1	$1,350.5
Cost of sales	346.9	291.0	1,164.4	969.8

Gross profit	136.8	114.0	470.7	380.7
Gross profit %	28.3%	28.1%	28.8%	28.2%

Selling, general and administrative expense	73.2	68.3	294.4	236.7
Research and development expense	9.1	5.9	28.7	23.6
Restructuring expense	0.4	2.9	1.7	12.3
Other expense, net	0.7	2.6	0.1	4.7

Operating income	53.4	34.3	145.8	103.4
Operating income %	11.0%	8.5%	8.9%	7.7%

Net interest expense	3.3	2.4	13.6	9.4
Income from continuing operations before income taxes	50.1	31.9	132.2	94.0
Provision for income taxes	30.3	8.5	50.1	26.0
Income from continuing operations	19.8	23.4	82.1	68.0
Loss from discontinued operations, net of taxes	0.4	0.3	1.6	0.4
Net income	$19.4	$23.1	$80.5	$67.6

Basic earnings per share:
Income from continuing operations	$0.62	$0.79	$2.61	$2.31
Loss from discontinued operations	(0.01)	(0.01)	(0.05)	(0.01)
Net income	$0.61	$0.78	$2.56	$2.30

Diluted earnings per share:
Income from continuing operations	$0.61	$0.78	$2.58	$2.28
Loss from discontinued operations	(0.01)	(0.01)	(0.05)	(0.01)
Net income	$0.60	$0.77	$2.53	$2.27

Weighted average shares outstanding
Basic	31.9	29.4	31.4	29.4
Diluted	32.3	29.9	31.9	29.8

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Income from continuing operations as reported	$19.8	$23.4	$82.1	$68.0

Non-GAAP adjustments:
Restructuring expense	0.4	2.9	1.7	12.3

Impact on tax provision from restructuring expense(1)	(0.1)	(0.9)	(0.5)	(3.9)
Impact on tax provision from mandatory repatriation tax	7.7	—	7.7	—
Impact on tax provision from tax law changes to deferred taxes	7.8	—	7.8	—

Adjusted income from continuing operations	$35.6	$25.4	$98.8	$76.4

Income from continuing operations as reported	$19.8	$23.4	$82.1	$68.0
Total shares and dilutive securities	32.3	29.9	31.9	29.8
Diluted earnings per share from continuing operations	$0.61	$0.78	$2.58	$2.28

Adjusted income from continuing operations	$35.6	$25.4	$98.8	$76.4
Total shares and dilutive securities	32.3	29.9	31.9	29.8
Adjusted diluted earnings per share from continuing operations	$1.10	$0.85	$3.10	$2.56

(1) Impact on tax provision was calculated using the actual rate for the relevant jurisdiction for the years ended December 31, 2017 and 2016.
The above table contains adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures, and are intended to provide an indication of our underlying ongoing operating results and to enhance investors’ overall understanding of our financial performance by eliminating the effects of certain items that are not comparable from one period to the next. In addition, this information is used as a basis for evaluating our performance and for the planning and forecasting of future periods. This information is not intended to nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net income	$19.4	$23.1	$80.5	$67.6

Loss from discontinued operations, net of taxes	0.4	0.3	1.6	0.4

Income from continuing operations as reported	19.8	23.4	82.1	68.0

Provision for income taxes	30.3	8.5	50.1	26.0
Net interest expense	3.3	2.4	13.6	9.4
Depreciation and amortization	13.8	11.3	51.7	38.5

EBITDA	67.2	45.6	197.5	141.9

Restructuring expense	0.4	2.9	1.7	12.3

Adjusted EBITDA	$67.6	$48.5	$199.2	$154.2

The above table provides net income as adjusted by income taxes, net interest expense and depreciation and amortization expense recorded during the period to arrive at EBITDA. Further, we add back to EBITDA significant expenses that are not indicative of our ongoing operations to calculate an Adjusted EBITDA for the periods reported. Given the Company’s focus on growth through strategic acquisitions, management considers Adjusted EBITDA to be an important non-GAAP financial measure. This measure allows us to monitor business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. This information is not intended to nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue
JBT FoodTech	$355.3	$285.8	$1,171.9	$928.0
JBT AeroTech	128.2	119.2	463.0	422.5
Other revenue and intercompany eliminations	0.2	—	0.2	—
Total revenue	$483.7	$405.0	$1,635.1	$1,350.5

Income before income taxes
Segment operating profit(1)
JBT FoodTech	$49.7	$35.2	$139.1	$113.2
JBT FoodTech segment operating profit %	14.0%	12.3%	11.9%	12.2%

JBT AeroTech	14.9	13.2	50.7	45.1
JBT AeroTech segment operating profit %	11.6%	11.1%	11.0%	10.7%

Total segment operating profit(2)	64.6	48.4	189.8	158.3
Total segment operating profit %	13.4%	12.0%	11.6%	11.7%

Corporate expense(1)	10.8	11.2	42.3	42.6
Restructuring expense	0.4	2.9	1.7	12.3

Operating income	$53.4	$34.3	$145.8	$103.4
Operating income %	11.0%	8.5%	8.9%	7.7%

Other business segment information

Inbound Orders
JBT FoodTech	$287.1	$250.6	$1,184.4	$915.6
JBT AeroTech	116.4	108.8	481.7	442.0
Total inbound orders	$403.5	$359.4	$1,666.1	$1,357.6

			As of December 31,
			2017	2016
Order Backlog
JBT FoodTech			$371.2	$325.5
JBT AeroTech			254.0	231.5
Total order backlog			$625.2	$557.0

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense and income taxes are not allocated to the segments. Corporate expense generally includes corporate staff-related expense, stock-based compensation, pension and other postretirement benefit expenses not related to service, LIFO adjustments, certain foreign currency related gains and losses, and the impact of unusual or strategic events not representative of segment operations.

(2) Total segment operating profit, as presented elsewhere in this release, is a non-GAAP measure.  The table above includes a reconciliation of total segment operating profit to operating income.  We believe that this measure provides to investors a more comprehensive understanding of the information used by management in evaluating the performance of its segment operations.  It is not intended to nor shall be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	December 31,	December 31,
	2017	2016

Cash and cash equivalents	$34.0	$33.2
Trade receivables, net	316.4	260.5
Inventories	190.2	139.6
Other current assets	48.0	51.7
Total current assets	588.6	485.0

Property, plant and equipment, net	233.0	210.2
Other assets	569.8	492.2
Total assets	$1,391.4	$1,187.4

Short-term debt and current portion of long-term debt	$10.5	$7.1
Accounts payable, trade and other	157.1	135.7
Advance and progress payments	127.6	110.5
Other current liabilities	146.2	139.7
Total current liabilities	441.4	393.0

Long-term debt, less current portion	372.7	491.6

Accrued pension and other postretirement benefits, less current portion	85.9	86.1
Other liabilities	49.5	36.8

Common stock and additional paid-in capital	248.5	70.3
Retained earnings	333.7	266.6
Accumulated other comprehensive loss	(140.3)	(157.0)
Total stockholders' equity	441.9	179.9
Total liabilities and stockholders' equity	$1,391.4	$1,187.4

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Twelve Months Ended
	December 31,
	2017	2016

Cash flows from operating activities:
Income from continuing operations	$82.1	$68.0

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	51.7	38.5
Other	26.7	8.1

Changes in operating assets and liabilities:
Trade accounts receivable, net	(35.8)	(29.0)
Inventories	(23.7)	(2.9)
Accounts payable, trade and other	8.5	16.1
Advance and progress payments	3.4	(17.0)
Other - assets and liabilities, net	(6.6)	(13.9)

Cash provided by continuing operating activities	106.3	67.9

Cash required by discontinued operating activities	(1.7)	(0.5)

Cash provided by operating activities	104.6	67.4

Cash flows required by investing activities:
Acquisitions, net of cash acquired	(104.2)	(232.0)
Capital expenditures	(37.9)	(37.1)
Other	2.2	2.3

Cash required by investing activities	(139.9)	(266.8)

Cash flows provided by financing activities:
Net proceeds (payments) on credit facilities	(115.9)	215.1
Dividends	(12.7)	(11.8)
Purchase of treasury stock	(5.0)	(4.3)
Proceeds from stock issuance, net of stock issuance costs	184.1	—
Other	(15.8)	(4.1)

Cash provided by financing activities	34.7	194.9

Effect of foreign exchange rate changes on cash and cash equivalents	1.4	0.5

Increase in cash and cash equivalents	0.8	(4.0)

Cash and cash equivalents, beginning of period	33.2	37.2

Cash and cash equivalents, end of period	$34.0	$33.2